LISTING OF SUBSIDIARIES
                                       OF
                        MCKENZIE BAY INTERNATIONAL, LTD.
                            As of September 30, 2003
          (excluding inactive subsidiaries, none of which is material)


Great Western Diamond Company   Jurisdiction of Incorporation: Michigan

Lac Dore Mining Inc.            Jurisdiction of Incorporation: federal Canadian
                                corporation

DERMOND INC.                    Jurisdiction of Incorporation: federal Canadian
                                corporation

WindStor Power Co.              Jurisdiction of Incorporation: Michigan